Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ONCTERNAL THERAPEUTICS, INC.

Oncternal Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.    The Corporation, which was originally known as GTx, Inc., originally filed its Certificate of Incorporation on September 4, 2003.

2.     That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that Section A of Article IV of the Certificate is hereby amended to read in its entirety as follows:

“A. Authorized Stock. The total number of shares which the Corporation shall have authority to issue is one hundred twenty-five million (125,000,000), consisting of one hundred twenty million (120,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

3.     That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.

4.    This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on May 25, 2021, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

5.    This Certificate of Amendment shall become effective upon filing with the Secretary of Statement of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed as of this 25th day of May, 2021.

Oncternal Therapeutics, Inc. A Delaware corporation

By:	/s/ James B. Breitmeyer, MD, PhD
	Name:	James B. Breitmeyer, MD, PhD
	Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment of Restated Certificate of Incorporation]